Exhibit 99.1

Contact:

Patricia P. Frias

Corporate Communications

Tel: 650.845.7927

Email: pfrias@telik.com

TELIK ANNOUNCES FIRST QUARTER 2010 FINANCIAL RESULTS

Palo Alto, CA, May 6, 2010 - Telik, Inc. (Nasdaq: TELK) today reported financial results for the first quarter ended March 31, 2010. The net loss for the quarter ended March 31, 2010 was $5.3 million, or $0.10 per share, compared with a net loss of $7.7 million, or $0.14 per share, for the same period in 2009.

Total research and development expenses (R&D) in the first quarter of 2010 were $2.8 million, compared to $4.0 million for the same period in 2009. The decrease in R&D expenses was primarily due to lower headcount and lower clinical development expenditures.

Total general and administrative expenses (G&A) in the first quarter of 2010 were $2.6 million, compared to $2.9 million for the same period in 2009. The decrease in G&A expenses was primarily due to lower stock-based compensation expense and lower corporate administrative expense.

The company anticipates its 2010 net cash utilization to be in the range of $18.0 million to $20.0 million, with total operating expenses in the range of $20.0 million to $22.0 million of which approximately 53% is expected to be R&D expense and 47% G&A expense.

As of March 31, 2010, cash, cash equivalents, restricted cash and investments totaled $35.2 million, compared with $40.4 million for the quarter ended December 31, 2009.

Telik continues to focus on developing TELINTRA® for Myelodysplastic Syndrome (MDS) and other blood disorders. Ongoing clinical trials for TELINTRA include a Phase 2 study in patients with low to intermediate-1 risk MDS, a Phase 1 multicenter, dose escalation study in combination with lenalidomide (Revlimid®) in patients with low to intermediate-1 risk MDS, and a Phase 2 randomized parallel-group, multicenter study for the treatment of Severe Chronic Idiopathic Neutropenia (SCN). Telik anticipates release of data for the Phase 2 study in patients with low to intermediate-1 risk MDS in the second quarter of 2010.

About Telik

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer and inflammatory diseases. The company’s most advanced investigational drug candidates in clinical development are TELINTRA, a modified glutathione analog for the treatment of cytopenias due to myelodysplastic syndrome or chemotherapy, and TELCYTA®, a tumor-activated prodrug for the treatment of advanced ovarian cancer and non-small cell lung cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements, including statements regarding the future development of TELINTRA and TELCYTA. These forward-looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, if clinical trials of TELCYTA or TELINTRA are delayed or unsuccessful, Telik’s business would suffer, if Telik’s competitors develop and market products that are more effective than its product candidates, or obtain marketing approval before Telik does, Telik’s commercial opportunity will be reduced or eliminated, and if Telik does not obtain regulatory approval to market products in the U.S. and foreign countries, Telik will not be permitted to commercialize these product candidates. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including factors descried in the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2009. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

TELIK, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc. Statements of Operations (In thousands, except per share amounts) (Unaudited)
	Three Months Ended March 31,
	2010	2009
Operating costs and expenses:
Research and development	$2,825	$3,990
General and administrative	2,558	2,887
Restructuring costs	—	868

Total operating costs and expenses	5,383	7,745

Loss from operations	(5,383)	(7,745)

Interest and other income (expense), net	56	40

Net loss	$(5,327)	$(7,705)

Basic and diluted net loss per share	$(0.10)	$(0.14)

Weighted average shares used to calculate basic and diluted net loss per share	53,465	53,314

Selected Balance Sheet Data
(in thousands)
(unaudited)
	March 31, 2010	December 31, 2009
Cash, cash equivalents, investments and restricted investments	$35,214	$40,400

Total assets	38,416	46,153

Stockholders’ equity	36,352	40,934

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